Exhibit 5.1

July 10, 2009
Waters Corporation
34 Milford Street
Milford, MA 01757
Re:	Registration Statement on Form S-8 Under the Securities Act of 1933, as amended
Dear Sir or Madam:
     We have acted as counsel for Waters Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about July 10, 2009 (the “Registration Statement”).
     The Registration Statement covers the registration of 886,456 shares of common stock, $0.01 par value per share, of the Company (the “Shares”), which are to be issued by the Company upon the purchase of stock issued or to be issued pursuant to the Waters Corporation 2009 Employee Stock Purchase Plan (the “Plan”).
     We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. We note in particular that the copy we have been provided of the Minutes of the Meeting of the Compensation and Management Development Committee, dated February 27, 2009, in which the Compensation and Management Development Committee approves the Plan (the “Compensation Committee Minutes”), is in draft form. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. In addition, with respect to the Compensation Committee Minutes, we have assumed that as finally approved, the Compensation Committee Minutes will be identical in all material respects to the draft copy we have been provided. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.
     We further assume that all Shares issued upon the purchase of such Shares will be issued in accordance with the terms of the Plan and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.
     This opinion is limited solely to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.
     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to the Plan and against the payment of the purchase price therefor, will be validly issued, fully paid, and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Bingham McCutchen LLP

BINGHAM MCCUTCHEN LLP